November 14, 2016

Dear Member,

The Federal Home Loan Bank of Pittsburgh (“FHLBank”) is pleased to announce the winners of the 2016 Board of Directors Election. Pennsylvania members elected two Member Directors, and Delaware, Pennsylvania, and West Virginia members voted to elect two Independent Directors.

MEMBER DIRECTOR ELECTION

Pennsylvania
The individuals elected to fill the expiring Pennsylvania directorships were:

Brendan J. McGill
President/COO
Harleysville Savings Bank
271 Main Street
Harleysville, PA 19438
FHFA ID # 7012

James R. Biery
Director
DNB First, NA
4 Brandywine Avenue
Downington, PA 19335
FHFA ID # 14199

Messrs. McGill and Biery shall each serve a four-year term beginning on January 1, 2017 and ending on December 31, 2020. Of the 226 Pennsylvania members eligible to vote in this election, 162 cast a ballot. The total number of votes eligible to be cast for any one Pennsylvania Member Director nominee in this election was 4,988,949. The following summary provides the number of votes cast for each nominee:

Nominee	Votes Cast
Brendan J. McGill	1,928,126

James R. Biery	1,505,691

John S. Milinovich	1,459,818

William J. Locher	1,423,391

Scott D. Free	850,667

Nelson L. Person	405,900

Stephen A. Murray	166,788

Jay S. Sidhu	151,483

Gerard M. Thomchick	118,375

INDEPENDENT DIRECTOR ELECTION

The FHLBank held a district-wide election to fill two expiring Independent Directorships. The following individuals were elected:

Mr. Patrick A. Bond
Founding General Partner
Mountaineer Capital, LP

Mr. Brian H. Hudson
Executive Director and CEO
Pennsylvania Housing Finance Agency

Messrs. Bond and Hudson shall each serve four-year terms beginning on January 1, 2017 and ending on December 31, 2020. Of the 307 members district-wide eligible to vote in this election, 183 cast a ballot in the Independent Director Election. The total number of votes eligible to be cast for each of the Independent Director nominees in this election was 8,834,671. The following summary provides the number of votes cast:

Nominee	Votes Cast
Brian H. Hudson	5,062,930

Patrick A. Bond	4,801,145

Please note that pursuant to Federal Housing Finance Agency regulation, members who vote cast all of their shares of Bank stock that they were required to hold as of December 31, 2015 for each open Directorship to be filled up to the applicable state average. For this reason, each Pennsylvania member was eligible to vote their shares two times for Member Director candidates and two times for the Independent Director candidates. Delaware and West Virginia members were eligible to vote their shares two times for the Independent Director candidates.

INDEPENDENT DIRECTOR SELECTION TO FILL VACANT SEAT

Effective November 14, 2016, Thomas H. Murphy, Vice President of IT and Chief Information Officer of the University of Pennsylvania (Philadelphia, Pennsylvania) has been elected by the FHLBank Board of Directors to fill the vacant term of former Independent Director Angela Yochem. Mr. Murphy’s term shall expire December 31, 2017.

Sincerely,

Dana A. Yealy
Managing Director, General Counsel
and Corporate Secretary